Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Michaela Parnell	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2956	415-318-4261

Response Genetics, Inc. Reports Third Quarter Financial Results and Operational Update

LOS ANGELES, November 10, 2011 — Response Genetics Inc. (Nasdaq: RGDX) (“Response Genetics” or the “Company”), a company focused on the development and sale of molecular diagnostic tests for cancer, today announced its consolidated financial results and business progress for the third quarter ended September 30, 2011.

“Sales and revenue of our ResponseDX™ genetic tests continue to increase with a record number of tests ordered during this quarter, and with the addition of seven new sales staff is expected to increase further,” said Denise McNairn, Interim CEO of Response Genetics.  “In addition, as we expand our testing services globally and refine our internal systems we will continue to bring value to our stockholders and benefits to physicians and their patients.”

Third Quarter 2011 Financial Results

Total revenue decreased by 9 percent to $5.1 million for the third quarter ended September 30, 2011, compared to $5.6 million for the same period last year.  The decrease was primarily due to a decrease in pharmaceutical service revenue of $0.8 million, offset by an increase of $0.3 million in ResponseDX™ revenue.  Revenue from ResponseDX™ genetic tests increased by 10 percent to $3.3 million for the third quarter, compared to $3.0 million for the same period in 2010.  Pharmaceutical client revenue decreased 30.7 percent to $1.8 million, compared to $2.6 million in the third quarter of 2010.

Cost of revenue was $2.5 million for the third quarter ended September 30, 2011, compared with $2.7 million for the same period in 2010.  Research and development expenses were $0.5 million for the third quarter of 2011, compared with $0.3 million for the same period in 2010. General and administrative expenses were $2.3 million for the third quarter, compared with $2.0 million for the same period in 2010.  Selling and marketing expenses were $1.3 million for the third quarter of 2011, compared with $1.6 million for the same period in 2010.  Total operating expenses for the third quarter were $6.5 million, compared with $6.6 million for the same period last year.  The decrease in total operating expenses was related to a reduction in sales personnel expenses, offset by an increase in business consulting and personnel recruiting expenses.  Stock compensation expense was $0.2 million for the third quarter of 2011, compared to $0.3 million for the same period in 2010.

Response Genetics’ net loss for the third quarter ended September 30, 2011 was $1.4 million, or a loss of $0.07 per share, compared with a net loss of $1.1 million, or a loss of $0.06 per share, for the same period last year.

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Nine months ended September 30, 2011

Total revenue increased by 19 percent to $17.7 million for the nine months ended September 30, 2011, compared to $15.0 million for the same period last year.  Revenue from our ResponseDX™ genetic tests increased by 14.6 percent to $9.4 million for the nine months, compared to $8.2 million for the same period in 2010.  Our pharmaceutical client revenue increased 36.7 percent to $8.3 million, compared to $6.1 million in the nine months of 2010.

Cost of revenue for the nine months ended September 30, 2011 was $8.0 million, compared with $7.4 million for the same period in 2010.  Research and development expenses were $0.8 million for the nine months of 2011, compared with $1.3 million for the same period in the prior year.  General and administrative expenses were $6.5 million for the nine months of 2011, compared with $5.4 million for the same period in 2010.  Selling and marketing expenses were $4.1 million for the nine months ended September 30, 2011, compared with $4.4 million for the same period in 2010.  Total operating expenses for the nine months of 2011 were $19.5 million, compared with $18.5 million for the same period last year.  The primary reasons for the increase in total operating expenses were costs related to sales force, personnel and consulting, bad debt expense and personnel recruiting fees.  Stock compensation expense was $0.7 million for the nine months ended September 30, 2011, compared to $0.5 million for the same period in 2010.

Response Genetics’ net loss for the nine months ended September 30, 2011 was $1.8 million or a loss of $0.09 per share, compared with a net loss of $3.6 million, or a loss of $0.20 per share, for the same period last year.

Cash and Cash Equivalents

Cash and cash equivalents at September 30, 2011, were $2.5 million, compared to $4.1 million at December 31, 2010.  During the third quarter, cash was used to fund existing operations and sales growth.

Third Quarter Corporate Development Highlights

Chief Executive Officer Search – Under the direction of the Board, the search for a permanent CEO has progressed nicely, with a number of strong candidates identified.

Symposium at the 14th World Conference on Lung Cancer (the “WCLC”) – At the WCLC in Amsterdam, Response Genetics sponsored the symposium, “Biomarker-Driven Prospective Clinical Trials.” Presentations by key opinion leaders highlighted the clinical use of tumor molecular determinants to enhance patient benefit. Through efforts such as this, the Company is helping physicians individualize treatment for patients with advanced NSCLC.

Sales Force Expansion – Response Genetics continued to expand its national sales force to meet the demand for its Response DX™ tests, adding seven new sales people in the third quarter of 2011 for a total sales team of 21 individuals. The Company also expanded its infrastructure to support continued growth and meet expected demand.

Successful Implementation of Xifin Revenue Cycle Management System – Billing and collections were brought in-house as of July 1, 2011 to more effectively manage the Company’s cash flow and reduce the risks associated with regulatory compliance. Through investments such as the Xifin system, all outgoing claims are “clean” and those received begin processing within 24 hours, allowing faster reimbursement and a reduced number of collection days.

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Third Quarter Gross Margin and Revenue per Case – Gross margin for the third quarter of 2011 was 50 percent compared to 51 percent for the third quarter of 2010. For the third quarter of 2011, the average revenue per case was $1,414 compared to $1,175 in the third quarter of 2010. Gross margin is defined as revenues less cost of revenues.

About Response Genetics, Inc.

Response Genetics Inc. (“RGI”) is focused on the development and sale of molecular diagnostic tests for cancer. RGI’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. In addition to diagnostic testing services, the Company generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. RGI was founded in 1999, and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to successfully announcing its third quarter financial results, execute on its business strategy and operations, , and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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RESPONSE GENETICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	September 30, 2011
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,120,074	$2,532,009
Accounts receivable	4,733,698	5,096,486
Prepaid expenses and other current assets	941,981	793,738
Total current assets	9,795,753	8,422,233
Property and equipment, net	698,755	1,033,565
Intangible assets, net	107,062	46,846
Total assets	$10,601,570	$9,502,644

LIABILITIES, COMMON STOCK CLASSIFIED OUTSIDE OF STOCKHOLDERS’ EQUITY (DEFICIT) AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,247,151	$1,200,455
Accrued expenses	1,075,636	288,589
Accrued royalties	809,694	477,890
Accrued payroll and related liabilities	1,271,037	1,096,174
Capital lease obligation	—	102,101
Deferred revenue	1,518,696	485,451
Total current liabilities	5,922,214	3,650,660
Deferred revenue, net of current portion	100,070	—
Capital lease obligation net of current portion	—	226,858
Total liabilities	6,022,284	3,877,518

Commitments and contingencies

Common stock classified outside of stockholders’ equity (deficit)	7,854,682	7,854,682

Stockholders’ equity (deficit)
Common stock, $0.01 par value; 50,000,000 shares authorized; 18,357,406 and 19,537,232 shares issued and outstanding at December 31, 2010 and September 30, 2011, respectively	122,942	134,327
Additional paid-in capital	40,612,785	43,490,116
Accumulated deficit	(43,817,163)	(45,576,937)
Accumulated other comprehensive loss	(193,960)	(277,062)
Total stockholders’ equity (deficit)	(3,275,396)	(2,229,556)
Total liabilities and stockholders’ equity (deficit)	$10,601,570	$9,502,644

RESPONSE GENETICS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Net Revenue	$5,574,649	$5,100,649	$14,914,212	$17,730,785
Operating expenses:
Cost of revenue	2,738,693	2,538,176	7,392,756	8,040,003
Selling and marketing	1,554,430	1,251,054	4,395,400	4,107,639
General and administrative	2,021,654	2,268,517	5,417,635	6,493,079
Research and development	319,271	452,734	1,279,501	838,622
Total operating expenses	6,634,048	6,510,481	18,485,292	19,479,343
Operating loss	(1,059,399)	(1,409,832)	(3,571,080)	(1,748,558)
Other income (expense):
Interest expense	(2,702)	(5,804)	(7,759)	(11,379)
Interest income	185	96	448	162
Other	—	—	(1,854)	—
Loss before provision for income taxes	(1,061,916)	(1,415,540)	(3,580,245)	(1,759,775)
Provision for income taxes	—	—	1,256	—
Net loss	$(1,061,916)	$(1,415,540)	$(3,581,501)	$(1,759,775)

Unrealized gain (loss) on foreign currency translation	9,045	(25,593)	(4,397)	(25,593)
Total comprehensive loss	$(1,052,871)	$(1,441,133)	$(3,585,898)	$(1,785,368)
Net loss per share — basic and diluted	$(0.06)	$(0.07)	$(0.20)	$(0.09)
Weighted-average shares — basic and diluted	18,314,379	19,537,232	17,612,982	18,979,010

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